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Exhibit (d)(2)

FORM OF CERTIFICATE EVIDENCING
TENET HEALTHCARE CORPORATION
2001 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT

        The Compensation Committee (the "Committee") of the Board of Directors of Tenet Healthcare Corporation (the "Company") is authorized under the Company's 2001 Stock Incentive Plan, as amended (the "Plan") to make awards of Restricted Stock Units and to determine the terms of those Restricted Stock Units.

        On May 26, 2005, the Company's shareholders approved an amendment to the Plan that would permit the Company to implement a one-time only offer to exchange ("Offer to Exchange") certain eligible Options for Restricted Stock Units pursuant to the terms of the Offer to Exchange as described in the Company's 2005 proxy statement. On July 1, 2005 (the "Grant Date"), the Committee granted [insert number] Restricted Stock Units to [insert name] in exchange for certain eligible Options that were properly tendered for exchange under the Company's Offer to Exchange. The Restricted Stock Units were granted by the Committee subject to the terms and conditions of the Offer to Exchange and the additional terms and conditions set forth below in this certificate ("Certificate"). The Restricted Stock Units are further subject to the terms and conditions of the Plan, which is incorporated herein by this reference. Each capitalized term not otherwise defined herein will have the meaning given to such term in the Plan.

1.
Grant.    Subject to adjustment pursuant to Section 14 of the Plan, the Committee has granted you [insert number] Restricted Stock Units (the "Restricted Units") in consideration for certain eligible Options you properly tendered for exchange under the terms of the Company's Offer to Exchange and for services to be performed by you for the Company or a Business Unit (the "Grant").

2.
Vesting.    Subject to your meeting all of the terms and conditions set forth in the Plan, the Restricted Units will vest as follows: (a) one-third of the Restricted Units will vest on the first anniversary of the Grant Date, (b) one-third of the Restricted Units will vest on the second anniversary of the Grant Date, and (c) one-third of the Restricted Units will vest on the third anniversary of the Grant Date.

3.
Termination of Employment.    In the event you cease to be an Employee, all Restricted Units subject to restrictions at the time your employment terminates will expire, terminate and be cancelled except as follows:

(a)
If you cease to be an Employee due to death, all Restricted Units subject to restrictions at the time your employment terminates will no longer be subject to said restrictions.

(b)
If you retire at normal retirement age as determined by the Company from time to time or retire with the consent of the Company at an earlier date or become permanently and totally disabled as determined by the Committee, all Restricted Units will continue to vest over the applicable vesting period provided that during these periods you do not engage in or assist any business that the Company, in its sole discretion, determines to be in competition with any business conducted by the Company or any of its Business Units.

4.
Settlement.    Unless you have properly elected to defer under the Company's Deferred Compensation Plan the receipt of the shares of Common Stock you are entitled to receive under the Plan, upon vesting pursuant to paragraph 2 above, and subject to the provisions of the Plan and this Certificate, shares of Common Stock will be delivered to you with respect to the whole number of Restricted Units vesting at such time. Fractional shares, if any, will be withheld and will not be issued or delivered until such time and to the extent the addition of subsequently vesting fractional shares equals a whole share of Common Stock. If you have elected to defer the receipt of such shares of Common Stock under the Company's Deferred Compensation Plan, such vested shares will be paid to you (i.e., settled) pursuant to the terms of that plan.

5.
Tax Withholding.    Upon vesting of the Restricted Units the Company will be required to withhold employment taxes due with respect to the vesting of the Restricted Units. In addition, unless you have properly elected to defer under the Company's Deferred Compensation Plan the receipt of the shares of Common Stock that you are entitled to receive upon vesting of the Restricted Units, upon vesting of the Restricted Units you will recognize ordinary income. The Company will also be required to withhold taxes due with respect to that ordinary income upon such vesting. Pursuant to the Plan, at its option the Committee may either (1) have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of the minimum tax withholding, or (2) require you to pay to the Company the amount of the tax withholding. If you have elected to defer the receipt of such shares of Common Stock under the Company's Deferred Compensation Plan, the recognition of ordinary income and tax withholding will be delayed until payment of such shares is made to you in accordance with the terms of that plan.

6.
Rights as Shareholder.    You will not have any rights of a shareholder prior to the vesting and settlement of the Restricted Units, at which time you will have all of the rights of a shareholder with respect to the shares of Common Stock received upon the vesting of those Restricted Units, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

7.
Transferability.    The Restricted Units may not be transferred, assigned or made subject to any encumbrance, pledge or charge.

8.
Conditions to Delivery of Common Stock.    No shares of Common Stock will be issued or transferred pursuant to the Restricted Units unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the delivery of shares pursuant to the Restricted Units, the Company may require you to take any reasonable action to meet such requirements.

9.
Effect on Other Employee Benefit Plans.    The value of the Restricted Units evidenced by this Certificate will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or a Business Unit, except as such plan otherwise expressly provides.

10.
No Employment Rights.    Nothing in this Agreement will confer upon you any right to continue in the employ or service of the Company or any Business Unit or affect the right of the Company or a Business Unit to terminate your employment at any time with or without cause.

11.
Amendment.    By written notice to you, the Committee reserves the right to change the provisions of any Restricted Units that have not yet vested in any way the Committee may deem necessary or advisable to carry out the purpose of the grant of the Restricted Units as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions.

12.
Severability.    If any term or provision of this Grant is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any term or provision of this Grant not declared to be unlawful or invalid. Any term or provision of this Grant so declared to be unlawful or invalid will, if possible, be construed in a manner that will give effect to such term or provision to the fullest extent possible while remaining lawful and valid.

13.
Construction.    A copy of the Plan has been made available to you and additional copies of the Plan are available upon request to the Company's Corporate Secretary at the Company's principal executive office during normal business hours. To the extent that any term or provision of this Grant violates or is inconsistent with an express term or provision of the Plan, the Plan term or provision will govern and any inconsistent term or provision in this Grant will be of no force or effect.

14.
Binding Effect and Benefit.    This Grant will be binding upon and, subject to the terms and conditions hereof, inure to the benefit of the Company, its successors and assigns, and the recipient and his or her successors and assigns.

15.
Entire Understanding.    This Grant embodies the entire understanding and agreement of the Company and you in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, will bind the Company or you.

16.
Governing Law.    This Grant will be governed by, and construed in accordance with, the laws of the State of Delaware.

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  Exhibit (d)(2)